Exhibit 10.30

THIS SENIOR SECURED CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR UNLESS SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

$[                                          ]

October [     ], 2019

FOR VALUE RECEIVED, MICROMIDAS, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of [                                         , a                                        ] (the “Purchaser”), in lawful money of the United States of America and in immediately available funds, the principal sum of [                                         ] United States Dollars (US$[                                         ]) (or such lesser amount as is then outstanding) (the “Loan”) with simple interest accruing on the outstanding principal amount thereof at the rate of 10% per annum. Interest shall commence with the date hereof and shall continue on the outstanding principal until paid in full or converted. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed. All unpaid interest and principal shall be due and payable on June 30, 2020 (the “Maturity Date”).

1.    Defined Terms. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them or used in the Note Purchase Agreement described below.

2.    Series of Notes. This Senior Secured Convertible Promissory Note (as amended, restated, supplemented or otherwise modified, this “Note”) is issued as part of a series of similar notes to be issued pursuant to the terms of that certain Note Purchase Agreement dated as of October [ ], 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), to the persons and entities listed on the Schedule of Purchasers thereof.

3.    Loan. The Purchaser shall make available the Loan to the Company on the terms and subject to the conditions set forth in the Note Purchase Agreement. The Purchaser shall make or cause to be made, an appropriate notation on the Exhibit A attached hereto reflecting the amount of each borrowing and repayment on the Maturity Date; provided, that the failure of the Purchaser to make or cause to be made any such notation shall not result in any liability of the Purchaser. The outstanding amount of this Note set forth on such Exhibit A shall be prima facie evidence of the principal amount thereof outstanding, but the failure to record, or any error in so recording, shall not limit or otherwise affect the obligations of the Company to make payments of principal of or interest on this Note when due.

1.

4.    Basic Terms

4.1    Payments. All payments of interest and principal shall be in lawful money of the United States of America and shall be made pro rata among all Holders.

4.2    No Prepayment. The Company may not voluntarily prepay this Note at any time.

4.3    Place of Payment. All amounts payable hereunder shall be payable at the office of the Purchaser, [         ], unless another place of payment shall be specified in writing by the Purchaser.

4.4    Application of Payments. Payment on this Note shall be applied as set forth in Section 6.3 of the Note Purchase Agreement.

4.5    Use of Proceeds. The Company shall use the proceeds of the Loan as set forth in Section 8.2(c) of the Note Purchase Agreement.

4.6    Maturity. Unless this Note has been converted in accordance with the terms of Section 5 below, the entire outstanding principal balance and all unpaid accrued interest and other Obligations shall become fully due and payable on the Maturity Date.

4.7    Security. The Obligations of the Company evidenced by this Note shall be guaranteed by the Subsidiaries and secured by a Lien on substantially all of each Note Party’s assets as described in the other Loan Documents.

4.8    Acceleration. If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Note Purchase Agreement.

5.    Conversion upon a Qualified Financing; Liquidation.

5.1    Conversion. In the event that the Company issues and sells shares of the Series D Preferred Stock of the Company (the “Series D Preferred Shares”) to investors (the “Investors”) in a Qualified Financing (as defined below) that is consummated prior to the Maturity Date (or if the Notes are not repaid in full on the Maturity Date, such later date prior to the repayment of the Notes in full as may be specified in writing from time to time by the Required Noteholders), then the outstanding principal amount of this Note and any unpaid accrued interest shall automatically convert in whole without any further action by the Holder into Series D Preferred Shares at a conversion price equal to the cash price paid per share paid for the Series D Preferred Shares by the Investors in the Qualified Financing multiplied by 0.70. The issuance of Series D Preferred Shares pursuant to the conversion of this Note shall be upon and subject to the same terms and conditions applicable to Series D Preferred Shares in the Qualified Financing (except that the Notes shall be converted into Series D Preferred Shares at the conversion price specified in the immediately preceding sentence). As used herein, the term “Qualified Financing” means a bona fide arms-length equity financing in which the Company issues Series D Preferred Shares to Investors in exchange for total cash proceeds received by the Company equal to not less than $50,000,000 (including the outstanding principal amount of the Notes and the unpaid accrued interest thereon that are converted into Series D Preferred Shares pursuant to this Section 5.1 and the corresponding conversion provisions of the Notes); provided, however, that such an equity financing shall only be deemed a Qualified Financing if (i) such financing has been approved by and on behalf of the Company by the Board of Directors of the Company in accordance with the applicable requirements set forth in the organizational documents of the Company and meets all of the other conditions described in the certificate to be delivered pursuant to Section 5.3 and (ii) the proceeds from such equity financing are available in full to the Company as of the date of consummation thereof (with no portion of such proceeds being withheld or placed in escrow or subject to any other holdback or deferred payment arrangement) for purposes of funding the growth and development of the business of the Company and its subsidiaries in accordance with the operating budget of the Company in effect as of such date that has been approved by the Board of Directors of the Company.

5.2    Liquidation Event. Upon the occurrence of a Liquidation Event (as defined below) while this Note remains outstanding, the Company shall repay the Purchaser in cash in an amount equal to (i) the outstanding principal amount of this Note plus any unpaid accrued interest on the outstanding principal, plus (ii) a repayment premium equal to 200% of the outstanding principal amount of this Note (the “Liquidation Preference”). For purposes of this Note, a “Liquidation Event” means (i) the voluntary or involuntary liquidation, dissolution or winding up of the Company or any other event or condition described in clauses (d) or (e) of Section 9.1 of the Note Purchase Agreement; or (ii) a Change of Control. Any repayment pursuant to this paragraph in connection with a Liquidation Event shall be subject to any required tax withholdings, and may be made by the Company following the Liquidation Event in connection with payment procedures established in connection with such Liquidation Event.

5.3    Procedure for Conversion. In connection with the conversion of this Note into Series D Preferred Shares, the Company shall deliver to the Purchaser a certificate of an officer of the Company certifying that (a) the Series D Preferred Shares are being issued in a Qualified Financing, and attaching a description of such Qualified Financing, together with copies the documents and instruments to be executed and entered into in connection with the same (including, but not limited to, any certificate of designation and share purchase or similar agreement), (b) the issuance of Series D Preferred Shares in the Qualified Financing will not (i) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or governmental authority applicable to the Company or any Subsidiary or (ii) violate any provision of any statute or other rule, restriction or regulation of any governmental authority applicable to the Company or any Subsidiary, (c) the Company has obtained all consents and approvals so that the consummation of the Qualified Financing will not contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien (as defined in the Company Security Agreement) in respect of any property of the Company or any Subsidiary under, any offtake supply agreement, license agreement, indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, regulations or by-laws, shareholders agreement or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected; (d) after giving effect to the issuance of Series D Preferred Shares to the Purchaser upon conversion of this Note (the “Conversion Securities”), the Purchaser will have all of the same rights, privileges and interests in respect of the Conversion Securities as will be granted to the Investors who are making cash payments to the Company in consideration of the issuance of Series D Preferred Shares in the

Qualified Financing and (e) the Conversion Securities issued to the Purchaser will be validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive or similar rights in favor of any person. Within five business days after the delivery of the foregoing certificate (which shall include each of the requirement representations referred to in the immediately preceding sentence), the Purchaser shall surrender this Note to the Company and deliver to the Company any documentation reasonably requested by the Company to give effect to the conversion thereof in accordance with this Section 5 (including, in the case of a Qualified Financing, all financing documents executed by the Investors in connection with such Qualified Financing). The Company shall not be required to issue or deliver the Conversion Securities into which this Note may convert until the Purchaser has surrendered this Note to the Company and delivered to the Company any such documentation.

6.    Waiver of Damages. In no event shall the Purchaser or the Collateral Agent be liable for punitive, exemplary or consequential damages, including, without limitation, lost profits, whatever the nature of a breach by the Purchaser of its obligations under this Note or any of the other Loan Documents, and the Company for itself and the Subsidiaries waives all claims for punitive, exemplary or consequential damages.

7.    Miscellaneous.

7.1    Amendment and Waiver. Any term of this Note may be amended or waived with the written consent of the Purchaser and the Company, subject to the of Section 10.6 of the Note Purchase Agreement.

7.2    Governing Law. This Note and each other Loan Document shall be governed by, construed under and enforced in accordance with the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction. Section 10.2 of the Note Purchase Agreement is hereby incorporated, mutatis mutandi.

7.3    Successors and Assigns. The provisions of this Note shall inure to the benefit of and be binding on any successor to the Company and the Purchaser, except that the Company may not assign or otherwise transfer any of its rights or obligations under this Note without the prior written consent of the Purchaser.

7.4    Severability. In the event one or more of the provisions of this Note should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Note, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

7.5    Mutilated, Destroyed, Lost or Stolen Note. In case this Note shall become mutilated or defaced, or be destroyed, lost or stolen, the Company shall execute and deliver a new Note of like principal amount in exchange and substitution for the mutilated or defaced Note, or in lieu of and in substitution for the destroyed, lost or stolen Note. In the case of a mutilated or defaced Note, the Purchaser shall surrender the Note to the Company. In the case of any destroyed, lost or stolen Note, the Purchaser shall furnish to the Company: (i) evidence of the destruction, loss or theft of such Note and (ii) a customary indemnity as may be reasonably required by the Company.

7.6    Waiver. The Company hereby expressly waives presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest and any other formality.

[signature page follows]

COMPANY	MICROMIDAS, INC.,
a Delaware corporation

By:
Name:
Title:

Signature Page to Senior Secured Convertible Promissory Note

EXHIBIT A

PRINCIPAL BORROWINGS SCHEDULE

DATE	BORROWING	REPAYMENT	PRINCIPAL BALANCE